EXHIBIT 12

                              AMPHENOL CORPORATION

                       Ratio of Earnings to Fixed Charges
                             (dollars in thousands)

                                                      Amphenol Historical
                                     ------------------------------------------------
                                                     Year Ended December 31,
                                     ------------------------------------------------
                                         1999      1998      1997      1996      1995
                                     --------  --------  --------  --------  --------
Income from continuing
  operations before income taxes
  and extraordinary items .........  $ 76,170  $ 63,983  $ 87,174  $109,665  $104,627
Non-recurring acquisition expenses                          2,500
Undistributed earnings of
  investments .....................                                                60
                                     --------  --------  --------  --------  --------
                                       76,170    63,983    89,674   109,665   104,687
                                     --------  --------  --------  --------  --------

Fixed charges:
  Interest ........................    79,297    81,199    64,713    24,617    25,548
  Other financing fees ............     3,851     4,121     3,671     3,504     3,902
  Appropriate portion of rentals
  representative of the interest
  factor ..........................     5,298     4,642     3,832     4,072     3,865
                                     --------  --------  --------  --------  --------
  Total fixed charges .............    88,446    89,962    72,216    32,193    33,315
                                     --------  --------  --------  --------  --------

Earnings from continuing operations
  before undistributed earnings of
  investments, income taxes, fixed
  charges and extraordinary items .  $164,616  $153,945  $161,890  $141,858  $138,002
                                     ========  ========  ========  ========  ========

Ratio of earnings to fixed charges       1.9x      1.7x      2.2x      4.4x      4.1x
                                     ========  ========  ========  ========  ========